Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES TAX ALLOCATIONS OF 2004 DIVIDEND DISTRIBUTIONS

OAK BROOK, Ill. (January 20, 2005) – Inland Real Estate Corporation (NYSE: IRC) announced today the tax allocations of the 2004 dividend distributions on its common shares.

To the extent a stockholder was a recordholder of Inland Real Estate Corporation common shares, the Form 1099-DIV will summarize the allocation of 2004 common share dividends.  The schedule below, presented on a per share basis, is provided for informational purposes only. Stockholders are advised to consult with their tax advisor about specific tax treatment of Inland Real Estate Corporation’s 2004 dividends.

Common Shares (NYSE: IRC) (1)

CUSIP: 457461101/457461200

Record Date	Payment Date	Distribution Per Share	Ordinary Dividends	Capital Gain	Return of Capital
01/01/04	02/17/04	$0.080	$0.0684	$0.0016	$0.010
02/01/04	03/17/04	$0.074	$0.0632	$0.0015	$0.0093
03/01/04	04/17/04	$0.080	$0.0684	$0.0016	$0.010
04/01/04	05/17/04	$0.077	$0.0658	$0.0015	$0.0097
05/01/04	06/17/04	$0.080	$0.0684	$0.0016	$0.010
06/01/04	07/17/04	$0.077	$0.0658	$0.0015	$0.0097
08/02/04	08/17/04	$0.080	$0.0684	$0.0016	$0.010
08/31/04	09/17/04	$0.080	$0.0684	$0.0016	$0.010
09/30/04	10/18/04	$0.077	$0.0658	$0.0015	$0.0097
11/01/04	11/17/04	$0.080	$0.0684	$0.0016	$0.010
11/30/04	12/17/04	$0.077	$0.0658	$0.0015	$0.0097
12/31/04	01/17/05	$0.080	$0.0684	$0.0016	$0.010
TOTAL		$0.942	$0.8052	$0.0187	$0.1181

Inland Real Estate Corporation listed its shares of common stock on the NYSE on     June 9, 2004.

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 140 neighborhood, community and single-tenant retail centers located primarily in the midwestern United States.  To learn more about the Company, please visit http://www.inlandrealestate.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Paying Agent:  Registrar and Transfer Company, (800) 368-5948